Exhibit 99.1
RAYMOND JAMES FINANCIAL, INC.
RESTRICTED CASH AGREEMENT
THIS AGREEMENT is made and entered into as of March 31, 2013 by and between Raymond James Financial, Inc., a Florida corporation (the “Company”) and each employee of a subsidiary of the Company (“Recipient”) who has accepted and agreed to this agreement through an electronic acknowledgement.
WHEREAS, the Recipient has rendered outstanding service to the Company, and as an incentive to the Recipient to continue rendering outstanding service in the future, the Company desires to pay to the Recipient a cash bonus (“Bonus”) as stated below and the Recipient desires to receive the Bonus on the terms and conditions hereinafter stated;
NOW, THEREFORE, the Company and the Recipient agree as follows:

1.	Grant of Bonus. In consideration of past and future services to the Company, the Company hereby grants to the Recipient a Bonus, payable on the terms and subject to the conditions hereinafter stated.

2.
Lapse of Restrictions. Subject to the provisions of paragraph 4 below, the Bonus will be payable in cash on the 5th anniversary of the date of this Agreement, or, if earlier, the time specified in paragraph 3 below (the “Vesting Date”). On the Vesting Date, or as soon as reasonably practicable thereafter, the Company will pay the Bonus less applicable withholding taxes and any amount owed by the Recipient to the Company as of the time of such payment. The parties agree that the Recipient has no right to receive payment of the Bonus until the Vesting Date, and that until such time the Bonus is subject to a substantial risk of forfeiture and shall not be deemed to have been constructively received by the Recipient until actually paid.

3.
Payment in Event of Death or Disability. In the event that the Recipient shall die or become permanently disabled prior to thirty (30) days before the fifth anniversary of the date of this Agreement, the Bonus shall be payable by the Company on the date which is thirty (30) days after the Recipient shall have died or a final determination of permanent disability shall have been made, and the Vesting Date shall be that date. If the Recipient shall die, the Bonus shall be payable on the Vesting Date to the Recipient's estate upon receipt of proper evidence of the estate's authority to receive such payment. For purposes of this paragraph 3, a Recipient shall be finally determined to be permanently disabled if and when a physician reasonably acceptable to the Company shall give an opinion to the Company that the Recipient will never be able to perform on a full-time basis the duties that the Recipient performed for the Company prior to his or her disability. Any payment pursuant to this paragraph 3 shall be made in the manner set forth in paragraph 2, and the Bonus shall not be deemed to be constructively received hereunder until the Vesting Date determined pursuant to this paragraph.

4.
Payment in Event of Retirement. In the event that the Recipient shall retire before the fifth anniversary date of this Agreement, the Bonus shall be payable by the Company on the Vesting Date which is five years from date of this Agreement. For purposes of this paragraph 4, a Recipient shall be determined to qualify for retirement if he or she is 55 years of age, has been employed by a subsidiary of the Company for ten years or more, and is not employed with, or seeking employment from, a competitive company.

5.
Forfeiture of Rights. In the event of termination of employment of the Recipient with the Company or a subsidiary thereof for any reason other than Recipient's death, permanent disability or retirement, all rights of the Recipient in and to the Bonus shall thereupon be forfeited, and the Company shall have no further obligation to the Recipient with respect thereto.

6.
Transfer Restrictions. The right of the Recipient or any other person to the payment of the Bonus pursuant to this Agreement shall not be assigned, transferred, pledged or encumbered, except by will or by the laws of descent and distribution.

7.
Lack of Employment Contract. Nothing contained herein shall be construed as conferring upon the Recipient the right to continue in the employ of the Company in any capacity. This Agreement shall not be construed as creating a contract of employment between the Recipient and the Company, and the Recipient shall continue to serve as an employee at will of the Company; provided, however, that this paragraph 7 or this Agreement shall not in any way affect, and shall be in addition to, any existing employment contract between the Company and the Recipient.

8.
Construction of this Agreement. The Corporate Governance, Nominating and Compensation Committee of the Company's Board of Directors shall have full power and authority to interpret, construe and administer this Agreement and the Compensation Committee's interpretations and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. No member of the Compensation Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.

9.
Status of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Recipient and his or her heirs, executors, administrators and legal representatives. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended except by written instrument signed by both parties. This Agreement will be construed in accordance with and governed by the laws of the State of Florida.

10.
Section 409A. To the extent this Bonus constitutes deferred compensation within the meaning of Internal Revenue Code Section 409A (“Section 409A”) due to the Recipient's eligibility to retire prior to the 5th anniversary of this Agreement, then the required opinion establishing permanent disability under paragraph 3 shall be that the Recipient has a “disability” within the meaning of Section 409A. To the extent the Recipient is a “specified employee” within the meaning of Section 409A, payment of the Bonus shall be delayed by six (6) months from the Recipient's separation from service if earlier payment would result in the imposition of additional tax under Section 409A.